Exhibit 10.17(c)

THIRD AMENDMENT OF LEASE

THIS THIRD AMENDMENT OF LEASE (this “Amendment”) is entered into as of (but not necessarily on) the 1st day of January, 2004, by and between CARR TEXAS OP, LP (“Landlord”), successor-in-interest to Carramerica Realty, L.P. (“Original Landlord”) and CENDANT OPERATIONS, INC. (“Tenant”), successor-in-interest to HFS Incorporated (“Original Tenant”).

W I T N E S S E T H:

WHEREAS, Original Landlord and Original Tenant entered into that certain Lease (the “Lease Agreement”), dated November 19, 1997, covering approximately 58,331 square feet of rentable area in that certain building (the “Building”) commonly known as Royal Ridge Office Center Building 2 in Las Colinas, Texas;

WHEREAS, Original Landlord and Tenant entered into that certain First Amendment to Lease dated January 27, 1999, wherein the Premises were reduced to approximately 39,779 square feet of rentable area (the Lease Agreement, as so amended, being hereinafter referred to as the “Lease”);

WHEREAS, the Premises have subsequently been expanded and remeasured such that Landlord and Tenant hereby stipulate that the Premises contain 43,745 rentable square feet of area;

WHEREAS, Landlord and Tenant entered into that certain Second Amendment of Lease (the “Second Amendment”) dated April 28, 2003; and

WHEREAS, Tenant has exercised its expansion option described in Paragraph 6 of the Second Amendment and Landlord and Tenant desire to enter into this Amendment to modify the terms of the Lease in accordance with the terms and conditions herein provided.

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration paid by each party hereto to the other, the receipt and sufficiency of which are hereby mutually acknowledged, Landlord and Tenant hereby agree as follows:

1. Premises. Effective as of January 1, 2004 (the “Expansion Commencement Date”) the Premises shall be expanded to include approximately 3,990 rentable square feet (the “Expansion Space”) so that the Premises shall then consist of approximately 47,735 square feet of rentable area, as outlined and hatched on Appendix A attached hereto and made a part hereof for all purposes.

2. Base Rent. Tenant’s Base Rent for the Expansion Space shall commence on April 1, 2004 and shall be as follows:

Period	Annual Base Rent Rate Per Rentable Square Foot	Monthly Base Rent
04/01/04 - 06/30/04	$13.00	$4,322.50
07/01/04 - 06/30/05	$14.00	$4,655.00
07/01/05 - 06/30/06	$15.00	$4,987.50
07/01/06 - 06/30/07	$16.00	$5,320.00
07/01/07 - 06/30/08	$18.00	$5,985.00

3. Tenant’s Proportionate Share. As of the Expansion Commencement Date Tenant’s Proportionate Share shall be 46.83%.

4. Expansion Space Work. The Expansion Space shall be delivered to Tenant in an “as is” condition. Landlord shall pay to Tenant a leasehold improvement allowance (the “Expansion Space Construction Allowance”) to construct leasehold improvements (the “Expansion Space Work”) in the Expansion Space pursuant to plans and specifications approved by Landlord and Tenant (such approval not to be unreasonably withheld or delayed). The Expansion Space Work shall be performed only by contractors approved by Landlord (such approval not to be unreasonably withheld or delayed). The Expansion Space Construction Allowance shall be equal to $10.00 per rentable square foot in the Expansion Space. If the cost of the Expansion Space Work exceeds the Expansion Space Construction Allowance, Tenant may request Landlord to fund a portion of such excess cost, up to an amount equal to $10.00 per rentable square foot in the Expansion Space (the “Additional Allowance”), in which event the monthly Base Rent payable for the Expansion Space shall be increased by an amount equal to the Additional Allowance amortized at the rate of 8% over the remaining months in the Term as of April 1,2004. If Tenant or its agent is managing the performance of the Expansion Space Work, then Tenant shall not become entitled to full credit for the Expansion Space Construction Allowance and Additional Allowance until such work has been substantially completed and Tenant has caused to be delivered to Landlord (i) all invoices from contractors, subcontractors, and suppliers evidencing the cost of performing the Expansion Space Work, together with unconditional lien waivers from such parties, and (ii) a certificate of occupancy from the appropriate governmental authority, if applicable to the Expansion Space Work, or evidence of governmental inspection and approval of the Expansion Space Work. Any portion of the Expansion Space Construction Allowance which remains unspent as of January 1, 2005 shall be applied to Tenant’s next accruing installments of Base Rent.

5. Tenant Estoppel. Tenant hereby confirms and ratifies the Lease, as amended hereby, acknowledges that Landlord is not in default under the Lease as of the date this Amendment is executed by Tenant and accepts the Premises “AS IS”, without benefit of further improvements except as expressly provided in this Amendment, and without warranty of suitability or fitness for a particular purpose.

6. Commissions. Tenant represents that it has dealt with no broker, agent or other person in connection with this Amendment other than Swearingen Realty Group, LLC, Daniel T. Paterson, broker (“Broker”) and that no broker, agent or other person brought about this Amendment (other than Broker), and Tenant shall indemnify and hold Landlord harmless from and against any and all claims, losses, costs or expenses (including attorneys’ fees and expenses) by any broker, agent or other person (except those of Broker) claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this transaction contemplated by this Amendment. The provisions of this paragraph shall survive the expiration of the Lease Term or any renewal or extension thereof.

7. Confidentiality. Tenant agrees that Tenant shall not disclose, directly or indirectly, any of the terms, covenants, conditions or agreements set forth in the Lease, this Amendment or any subsequent amendments hereto, nor shall Tenant provide the Lease, this Amendment or any subsequent amendments hereto or any copies of same to any person, including, but not limited to, any other tenants in the Building or any agents or employees of such tenants, except that Tenant may disclose such information for valid business, legal and accounting purposes.

8. Miscellaneous.

(a) Paragraph 6 of the Second Amendment is hereby deleted in its entirety.

(b) Any capitalized term or phrase used in this Amendment shall have the same meaning as the meaning ascribed to such term or phrase in the Lease unless expressly otherwise defined in this Amendment.

(c) In the event that the terms of the Lease conflict or are inconsistent with those of this Amendment, the terms of this Amendment shall govern.

(d) Except as amended by this Amendment, the terms of the Lease remain in full force and effect.

(e) Submission of this Amendment for examination does not constitute an offer, right of first refusal, reservation of, or option for, the Expansion Space or any other premises in the Building. This Amendment shall become effective only upon execution and delivery by both Landlord and Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed on the date set forth above.

LANDLORD:

CARR TEXAS OP, LP, a Delaware limited partnership

By:	Carr Texas OP GP, LLC, a Delaware limited liability company, its general partner

	By:	Carr Office Park LLC, a Delaware limited liability company, its sole member

		By:	CarrAmerica Realty Corporation, a Maryland corporation, its managing member

			By:	/s/ William H. Vanderstraaten
			Name:	William H. Vanderstraaten
			Title:	Managing Director, Dallas

TENANT:

CENDANT OPERATIONS, INC., a Delaware corporation

By:	/s/ Frank Galus
Name:	Frank Galus
Title:	Vice President Cendant Corporate Real Estate